Exhibit 99.1
For Immediate Release
Local.com Announces 2009 Annual Meeting Results
IRVINE, CA, August 11, 2009 — Local.com Corporation (NASDAQ: LOCM), a leading local search site and network, today announced the results of its 2009 Annual Meeting of Stockholders. The meeting was held earlier today at the offices of Rutan & Tucker, LLP in Costa Mesa, California.
During the meeting, stockholders elected Theodore Lavoie and John Rehfeld as Class II members of the company’s Board of Directors for a three-year term expiring in 2012. Local.com stockholders also ratified the appointment of Haskell & White LLP to serve as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.
Stockholders also approved an amendment to the company’s Amended and Restated Certificate of Incorporation to increase its authorized shares of stock from 40,000,000 to 75,000,000 and the number of authorized shares of common stock, par value $0.00001 per share (the “Common Stock”) from 30,000,000 to 65,000,000 as described in the related proxy.
Finally, Local.com stockholders approved an amendment to the company’s 2008 Equity Incentive Plan (the “Plan”) to increase the maximum aggregate number of shares of Common Stock which may be issued under the Plan from 1,000,000 to 3,000,000 as described in the related proxy.
The proxy can be accessed through the investor relations section of the Local.com corporate website at: http://ir.local.com.
About Local.com®
Local.com (NASDAQ: LOCM) owns and operates a leading local search site and the largest private label, local search network in the United States. The company uses patented technologies to provide over 20 million consumers each month with the most relevant search results for local businesses, products and services on Local.com and over 700 regional media sites. Businesses can target ready-to-purchase consumers using a variety of advertising products. To advertise, or for more information visit: www.local.com.
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Media and Investor Relations Contact:
Cameron Triebwasser
Local.com
949-789-5223
ctriebwasser@local.com